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OCTOBER SALES SCRIPT NOVEMBER 4, 2004
  GOOD MORNING EVERYONE. THIS IS AMIE PRESTON, VICE PRESIDENT OF INVESTOR RELATIONS.

  THIS IS LIMITED BRANDS’ OCTOBER SALES REPORT FOR THE FOUR WEEK PERIOD ENDING SATURDAY OCTOBER 30, 2004.

  AS A MATTER OF FORMALITY, I NEED TO REMIND YOU THAT ANY FORWARD LOOKING STATEMENTS I MAY MAKE TODAY ARE SUBJECT TO THE SAFE HARBOR STATEMENT FOUND IN OUR SEC FILINGS.
  TOTAL LIMITED BRANDS SALES FOR THE FOUR WEEKS ENDED OCTOBER 30, 2004,WERE $633.8 MILLION, COMPARED TO SALES OF $556.6 MILLION FOR THE FOUR WEEKS ENDED NOVEMBER 1, 2003.
  LIMITED BRANDS COMPS WERE UP 14% IN OCTOBER, IN LINE WITH OUR EXPECTATIONS.

  OCTOBER MERCHANDISE MARGIN RATES WERE DOWN TO LAST YEAR.
  LIMITED BRANDS INVENTORIES ENDED THE MONTH UP 15% ON A PER SQUARE FOOT BASIS AT COST. APPAREL INVENTORIES ENDED THE MONTH UP 3% PER SQUARE FOOT AT COST.
  ON A COST OF GOODS AVAILABLE FOR SALE BASIS, TOTAL INVENTORIES WERE UP 6% PER SQUARE FOOT FOR THE THIRD QUARTER, AND APPAREL INVENTORIES WERE DOWN 1%.

  THIRD QUARTER COMPS WERE UP 1% AND SALES WERE $1.891 BILLION COMPARED TO $1.847 BILLION LAST YEAR.

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NOW INDIVIDUAL BRAND RESULTS BEGINNING WITH...

VICTORIA’S SECRET STORES

  COMP STORE SALES FOR OCTOBER AT VSS WERE UP 16%, DRIVEN BY GROWTH IN BRAS AND PINK.
  THE FOCUS FOR THE FIRST TWO WEEKS OF THE MONTH WAS THE BODY BY VICTORIA SHAPING DEMI BRA. THE FIRST HOLIDAY FLOORSET BEGAN IN WEEK THREE, FEATURING A FREE PINK MINI-DOG GIFT WITH PURCHASE OFFER.
  MERCHANDISE MARGIN RATES WERE UP TO LAST YEAR.
  OCTOBER RESULTS AT BEAUTY WERE ALSO IN LINE WITH EXPECTATIONS, DRIVEN BY A GARDEN GIFT WITH PURCHASE PROMOTION, AND THE LAUNCH OF THE NEW PRESTIGE FRAGRANCE BASIC INSTINCT AT THE END OF THE MONTH.
  THIRD QUARTER COMPS AT VICTORIA’S SECRET WERE 13% AND SALES WERE $632.0 MILLION.
  THE SECOND HOLIDAY FLOORSET, FEATURING THE VERY SEXY PUSH-UP BRA WITHOUT PADDING, WILL BEGIN THE SECOND WEEK OF NOVEMBER.
VICTORIA’S SECRET DIRECT
  OCTOBER SALES WERE UP 19% TO LY. INTERNET SALES CONTINUE TO EXPERIENCE STRONG GROWTH.
  SALES GROWTH WAS DRIVEN BY STRENGTH IN BRAS, KNITS AND WOVEN CLOTHING.
  MERCHANDISE MARGIN RATES WERE ABOUT FLAT TO LY.
  THIRD QUARTER SALES AT DIRECT WERE $198.1 MILLION, UP 12% TO LAST YEAR.
BATH & BODY WORKS
  FOR THE MONTH OF OCTOBER, COMPS WERE 11%, DRIVEN BY A SOLID START TO HOLIDAY, WHICH SET ON OCTOBER 18 TH .
  GROWTH DURING THE MONTH WAS FUELED BY THE PERFECT CHRISTMAS COLLECTION AND THE LAUNCH OF TUTTI DOLCI.
  DIRECT MAIL OFFERS BEGAN REDEEMING ONE WEEK EARLIER THAN LAST YEAR AND WERE AN ADDITIONAL CONTRIBUTOR TO GROWTH.

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  IN OCTOBER, MERCHANDISE MARGINS WERE UP TO LAST YEAR.
  THIRD QUARTER COMPS WERE UP 9% AND SALES WERE $350.0 MILLION.
  THE CURRENT THEME, FEATURING A PERFECT CHRISTMAS, WILL RUN THROUGH NOVEMBER 21ST WHEN STORES TRANSITION TO A THEME FEATURING HOLIDAY GIFTSETS.
APPAREL GROUP
  AT THE APPAREL GROUP, OCTOBER COMPS WERE UP 13%.
  APPAREL MERCHANDISE MARGIN RATES WERE DOWN TO LAST YEAR, REFLECTING THE SHIFT IN TIMING OF THE QUARTERLY CLEARANCE SALES INTO OCTOBER THIS YEAR VERSUS SEPTEMBER LAST YEAR.
  THIRD QUARTER COMPS AT THE APPAREL BRANDS WERE DOWN 13%, AND SALES WERE $584.4 MILLION.
EXPRESS
  AT EXPRESS, OCTOBER COMPS WERE UP 16%. OCTOBER SALES WERE POSITIVELY IMPACTED BY THE TIMING OF THE QUARTERLY CLEARANCE EVENT. LAST YEAR,EXPRESS BEGAN ITS QUARTERLY CLEARANCE SALE DURING SEPTEMBER, WHILE THEY STARTED THIS YEAR’S CLEARANCE SALE OCTOBER 6, TWO WEEKS LATER.

  THE THIRD QUARTER SALE EVENT EXCEEDED EXPECTATIONS IN SALES AND MARGIN DOLLARS, ALTHOUGH THE MARGIN RATE WAS DOWN TO LAST YEAR DUE TO THE SHIFT IN TIMING OF THE SALE.

  THE WOMEN’S WEAR-TO-WORK BUSINESS GENERATED POSITIVE GROWTH FOR THE MONTH, LED BY STRONG SALES IN SWEATERS, WOVEN TOPS, JACKETS, AND PANTS.

  IN THE MEN’S BUSINESS, SPORT JACKETS, DRESS PANTS, AND SHIRTS PERFORMED WELL BUT WERE OFFSET BY DECLINES IN DENIM AND CASUAL PANTS.

  EXPRESS INTRODUCED ITS FIRST HOLIDAY FLOORSET IN THE SECOND HALF OF OCTOBER, WITH A CUSTOMER MESSAGE FOCUSED ON GIFTING OCCASIONS.

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  THIRD QUARTER COMPS AT EXPRESS WERE DOWN -12% AND SALES WERE $449.5 MILLION.
LIMITED STORES
  OCTOBER COMPS AT LIMITED STORES WERE UP 5%.

  MERCHANDISE MARGIN RATES WERE DOWN TO LAST YEAR AS A RESULT OF THE SALE TIMING SHIFTING INTO OCTOBER FROM SEPTEMBER.

  THIRD QUARTER COMPS AT LIMITED STORES WERE DOWN -13% AND SALES WERE $134.9 MILLION.

  WE EXPECT POSITIVE MID-SINGLE DIGIT COMPS IN NOVEMBER. WE WILL REPORT OUR THIRD QUARTER EARNINGS AT 8 A.M. ON THURSDAY, NOVEMBER 18 TH .

  AS A REMINDER, OUR TENDER OFFER FOR $2 BILLION OF COMMON STOCK EXPIRES TOMORROW AT MIDNIGHT, NEW YORK CITY TIME.

  THANK YOU FOR YOUR CONTINUING INTEREST IN LIMITED BRANDS.